CODE OF ETHICS FOR EXECUTIVE OFFICERS
AND OTHER SENIOR FINANCIAL OFFICERS

THQ Inc. (“THQ” or the “Company”) is committed to conducting our business in accordance with applicable laws, rules and regulations and the highest standards of business conduct. The Company is also committed to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics (the “Code of Ethics”), which applies to THQ's Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions (collectively, the “Senior Officers”), sets forth specific policies to guide you in the performance of your duties. As a Senior Officer, you must comply with applicable law and engage in and promote honest and ethical conduct and abide by the Company's Code of Business Conduct and Ethics and other Company policies and procedures that govern the conduct of our business. Your leadership responsibilities include ensuring that the interests of THQ's shareholders, employees and customers are protected and preserved.
Additionally, the Senior Officers shall:

•	Never use the power and authority entrusted to them by THQ to promote their own interests at the expense of THQ or any of its employees, agents, customers or vendors;

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

•	Report to the Executive Vice President, Business and Legal Affairs any transaction or relationship that might reasonably be expected to give rise to a conflict of interest;

•	Engage in and promote honest and ethical conduct among employees under their supervision and throughout THQ;

•
Encourage the presentation of full, fair, accurate, timely and understandable disclosure in reports and documents that THQ files with, or submits to, the Securities and Exchange Commission, as well as in other public communications made by THQ;

•	Never, directly or indirectly, take any action to coerce, manipulate, fraudulently influence or mislead THQ's internal auditors, audit committee or independent public auditors;

•	Comply with applicable governmental laws, rules and regulations;

•	Act at all times in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts;

•	Avoid the use or unauthorized disclosure of any confidential information of THQ, its customers or vendors; and

•	Encourage the responsible use of and control over all assets, resources and information of THQ entrusted to them.

THQ Inc. Code of Ethics for Executive Officers and Other Senior Financial Officers
As amended and restated October 26, 2010

Waivers of the Code of Ethics. The Audit Committee of the Board of Directors shall have the sole authority to approve any waiver or deviation from this Code of Ethics. Any waiver granted by the Audit Committee as well as any change or amendment to this Code of Ethics will be publicly disclosed to the extent required by applicable law.
Violations of This Code of Ethics or Questions Concerning This Code of Ethics. Senior Officers will be held strictly accountable for adherence to this Code of Ethics. Questions concerning this Code of Ethics may be directed to our Executive Vice President, Business and Legal Affairs. Violations of this Code of Ethics shall be promptly reported to our Executive Vice President, Business and Legal Affairs or to the Chairman of the Audit Committee of the Board of Directors. You may choose to remain anonymous in reporting any violation of this Code of Ethics and may also use THQ's whistleblower program by reporting directly to our independent reporting service, Global Compliance at (800) 826-6762. The Company will investigate any matter so reported. If the result of our investigation indicates correction action is required, the Board of Directors will decide or designate appropriate persons to decide, what action to take, including when to take appropriate disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

THQ Inc. Code of Ethics for Executive Officers and Other Senior Financial Officers
As amended and restated October 26, 2010